SUB-ITEM 77H

As of December 31, 2000, the following person or entity owns more than 25% of a fund's voting security:

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PERSON/ENTITY                                                              FUND                  PERCENTAGE
Robert E. Ford, Chairman FBO Watertown Contributory Ret. System            IHY                    75.95%


As of December 31, 2000, the following persons or entity that no longer owns 25% of a fund's voting security:


PERSON/ENTITY                                                              FUND


Depauw University                                                           IMC

MFS Fund Distributors Inc. c/o MFS                                          IHY

Angus A. MacNaughton Genstar Investment Corp.                               IHY

Bentley College                                                             ILC

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